Exhibit 4(iv)
                                                 OPTION AGREEMENT



                  OPTION AGREEMENT dated as of ________, l996 between Thermo-Mizer
Environmental Corp., a Delaware corporation (the "Corporation"), and ___________________, an individual residing at ______________________________ (the "Optionee").

                                                  R E C I T A L S
                  WHEREAS, the Corporation desires to grant to the Optionee the right and option to purchase up to the option (the "Option") to purchase up to _______ units (the "Units"), each
Unit consisting of one share of the Corporation's common stock  and two
Class B Warrants (the
"Warrants") at a price of $1.16 per Unit.  (the "Option Securities"), on the terms and subject to
the conditions hereinafter set forth;
                  WHEREAS, the Option evidences the plan to issue non-qualified stock options to officers, directors and employees adopted by the Board of Directors of the Corporation in
September 1996.
                  NOW, THEREFORE, in consideration of the receipt of$1.00, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:
                  SECTION 1  Option To Purchase Units.
                                    (a)  Subject to Section 10 hereof, the
Corporation grants to the
Optionee the right and option (collectively, the "Option") to purchase from the Corporation
500,000 Units at a price of $1.16 per Unit (the "Option Price")..

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The Corporation has  registered the __________ shares of Common Stock, the
_________
Warrants and the _________ shares of Common Stock underlying the Warrants (collectively the
"Securities") on Form S-8 for the issuance and resale thereof in accordance with the Securities
Act of 1933, as amended (the "Act").
         The Option may be exercised with respect to _______ Units for a period commencing
upon the date hereof and terminating five years from the date hereof.   The
Option with respect to
the remaining _______ of the Units (the "Acquisition Units") shall be exercisable
by Optionee for a
period of five years commencing upon earlier of (A) the consummation of an Acquisition, as hereinafter defined, or (B) 18 months from the date hereof.  Upon exercise of the Option, the
Corporation shall deliver to Optionee certificates representing the Shares and Warrants subject to
such exercise.   An Acquisition shall be deemed to include the purchase by the
 Corporation (by
cash or the issuance of securities, or both) of a corporation, partnership or other entity introduced to the Corporation by Consultant or the acquisition of the Corporation by a corporation,
partnership of other entity introduced to the Corporation by the Solay Inc., which Acquisition is
consummated within six months after the termination of the Consulting
 Agreement between the
Corporation and Solay.
          The Class B Warrants shall be exercisable at an exercise price equal to the greater of
$3.00 per share. or 120% of the offering price of a share of Common Stock of the Corporation in a public offering by the Corporation which offering results in gross proceeds of a minimum of
$3,000,000.  The Warrants shall be exercisable for a period of five years commencing upon the
earlier of the consummation of an Acquisition or one year from the date hereof.
     Except with
respect to the exercise price and the warrant solicitation fee, the Warrants shall otherwise be on

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the same terms as the warrants offered by the Corporation in the initial public offering, including
the antidilution provisions. In addition, the Corporation, at its discretion may elect not to utilize a transfer agent.
                                    (b)       The Option may be exercised by
 the Optionee with respect
to the Units by delivery to the Corporation, of a written notice (the "Option Notice"), which
Option Notice shall state such holder's intention to exercise the Option, the
 Closing Date on
which the holder proposes to purchase the Option Shares (the "Closing Date")
 and the number of
Units to be purchased on the Closing Date, which Closing Date shall be no later than 30 days nor
earlier than l0 days following the date of the Option Notice.  Upon receipt by the Corporation of
an Option Notice from the holder of this Option, the Corporation shall be obligated to sell, and the holder of this Option shall be obligated to purchase, that number of Units to be purchased on the Closing Date set forth in the Option Notice.
                           (c)  The purchase and sale of Units acquired
pursuant to the terms of this
Agreement shall be made on the Closing Date at the offices of the Corporation.
 Delivery of the
stock certificate or other instruments registered in the name of Optionee evidencing the Units being purchased on the Closing Date, shall be made by the Corporation to
 Optionee on the
Closing Date against the delivery to the Corporation of a check in the full amount of the
aggregate purchase price therefor.
                           SECTION 2.  Reorganizations; Mergers; Sales; Etc.
If, at any time
during the Option Period, there shall be any capital reorganization, reclassification of common stock (other than a change in par value or from par value to no par value or from no par value to
par value or as a result of a stock dividend or subdivision, split-up or combination of shares), the

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consolidation or merger of the Corporation with or into another corporation or of the sale of all
or substantially all the properties and assets of the Corporation as an entirety to any other corporation or of the sale of all or substantially all the properties and assets of the Corporation as
an entirety to any other corporation or person, this Option shall, after such reorganization, reclassification, consolidation, merger or sale, be exercisable for the kind and number of shares of stock or other securities or property of the Corporation or of the corporation resulting from such consolidation or surviving such merger or to which such properties and assets shall have been sold to which such holder would have been entitled if such holder would have been entitled if such holder had held shares of common stock issuable upon the exercise hereof immediately prior to such reorganization, reclassification, consolidation, merger or sale. The provisions of this Section
3 shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers and
sales.
                  SECTION 3.  Adjustment of Units and Option Price.
                                    (a)  The number of Units subject to this
 Option during the Option
Period shall be cumulative as to all prior dates of calculation and shall be adjusted for any stock dividend, subdivision, split-up or combination of common stock.
                                    (b)  The Option Price shall be subject to
adjustment from time to
time as follows:
                                            (i)  If, at any time during the
Option Period, the number of
shares of common stock outstanding is increased by a stock dividend payable in shares of common stock, then, immediately following the record date fixed for the determination of holders
of shares of common stock entitled to receive such stock dividend, subd ivision or split-up, the

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Option Price shall be appropriately decreased so that the number of Units included in the Units
issuable upon the exercise hereof shall be increased in proportion to such increase in outstanding
shares.
                                            (ii)  If, at any time during the
Option Period, the number of
shares of common stock outstanding is decreased by a combination of outstanding shares of common stock, then, immediately following the record date for such combination, the Option
Price shall be appropriately increased so that the number of Units issuable upon the exercise
hereof shall be decreased in outstanding shares.
                  SECTION 4.  Transfer of Option; Successors and Assigns.
                           This Agreement and all the rights hereunder shall
be binding upon and
inure to the benefit of the parties hereto and their respective successors, assigns and transferees.

                  SECTION 5. Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally, by telecopy,
overnight courier or registered mail,, postage prepaid, return receipt requested, addressed as follows:
                  If to the Corporation, to:
                  Thermo-Mizer Environmental Corp.
                  528 Oritan Avenue
                  Ridgefield, New Jersey 06757

                  With a copy to:

                         McLaughlin & Stern LLP
                         260 Madison Avenue
                         New York, New York  l0016
                        Attention:  Steven W. Schuster, Esq.

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                         If to the Optionee: to:





or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. If delivered personally, by courier or telecopy, such notice shall be deemed given when delivered. If mailed as aforesaid, any such communication shall be deemed to have been given on the third business day following the day on which the piece of mail containing such communication is posted.

                           SECTION 6.  Governing Law.  This Agreement shall be
governed by,
and construed in accordance with, the laws of the State of New Jersey.

                           SECTION 7.  Entire Agreement .  This Agreement
 contains the entire
agreement between the parties hereto with respect to the transactions contemplated herein and
supersedes all previously written or oral negotiations, commitments, representations and
agreements.

                           SECTION 8.  Execution in Counterpart.  This
 Agreement may be
executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

                           SECTION 9.  Amendments and Modifications.  This
Agreement, or any
provision hereof, may not be amended, changed or modified without the prior written consent of each of the parties hereto.

                           SECTION 10.  Termination.  In addition to the
termination provisions
set forth in Section 1 hereof, the Option shall terminate and the Option shall no longer be exercisable on the date five (5) years from the commencement of the Option Period.

                           IN WITNESS WHEREOF, the parties hereto have caused
 this Option
Agreement to be executed and delivered as of the date first above written.

                           THERMO-MIZER ENVIRONMENTAL CORP..

                                    By:____________________
                                    Jon Darcy        President

                           _________________________
                           Optionee

opton,dirl.fnl


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